UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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TRANSOCEAN LTD.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRANSOCEAN LTD. ANNOUNCES 2013 ANNUAL GENERAL MEETING; RECOMMENDS DIVIDEND OF $2.24 PER SHARE; NAMES DIRECTOR NOMINEES

ZUG, SWITZERLAND—Transocean Ltd. (NYSE: RIG) (SIX: RIGN) today announced that the Board of Directors has recommended certain agenda items for the 2013 Annual General Meeting of Shareholders (“AGM”).  The AGM, which will be open to shareholders of record as of April 30, 2013, will be held at 5 p.m., CET, on May 17, 2013, in Zug, Switzerland.  Additional details on the AGM will be provided to shareholders in the company's proxy statement.

The Board of Directors is recommending that the company’s shareholders approve at the AGM a U.S. dollar-denominated dividend of $2.24 per share, or approximately $800 million in the aggregate (based upon the number of currently outstanding shares), out of additional paid-in capital.  The Board expects that the proposed dividend will be payable in four quarterly installments, set for June 2013, September 2013, December 2013 and March 2014.

In the interest of all of its stakeholders, and in the context of a cyclical and capital intensive industry, the Board is focused on driving long-term value through the execution of the company’s disciplined capital allocation strategy.  This strategy includes maintaining a strong, flexible balance sheet and an investment grade rating on its debt; profitable investment in the business through value-enhancing opportunities; and the distribution of excess cash to shareholders.

 The Board believes that the level of the proposed dividend supports these key objectives and, to facilitate continued progress towards achieving its articulated gross debt target of $7 billion to $9 billion, the company intends to accelerate repayment of its debt with the objective of retiring approximately $1 billion of debt in excess of existing repayment obligations by the end of 2014.   Further, in recognition of the value of a sustainable return of cash to shareholders, the Board believes that the level of the proposed dividend establishes a basis for future increases should business conditions warrant.

The Board’s decision to recommend the payment of a dividend for 2013 is based upon the consideration of multiple factors relevant to the company's business, including remaining uncertainties related to the Macondo well incident, the Frade field incident in Brazil, and ongoing tax litigation in Norway.  Consistent with historical practice and in accordance with applicable law, the Board will continue to evaluate the business and consider the distribution of cash to shareholders on a regular basis.

In addition, the Board of Directors recommends that the company’s shareholders approve, among other items:

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The election of Frederico F. Curado as a Class II Director for a three-year term.  A Brazilian citizen, Mr. Curado has served as President and Chief Executive Officer of Embraer S.A. (NYSE: ERJ) since April of 2008.  Mr. Curado joined Embraer in 1984 and has served in a variety of management positions during his career, including Executive Vice President, Airline Market from 1998 to 2007 and Executive Vice President, Planning and Organizational Development from 1997 to 1998.  Mr. Curado is also the President of the Brazilian Chapter of the Brazil-United States Business Counsel and a member of Brazil’s National Council for Industrial Development.  Mr. Curado received his Bachelor of Science degree in Mechanical-Aeronautical Engineering from the Instituto Tecnólogico de Aeronáutica in Brazil, a post-graduate degree in foreign trade from the Getúlio Vargas Foundation, Brazil and an executive Masters in Business Administration from the University of São Paulo, Brazil.  The Board of Directors believes Mr. Curado’s significant senior management experience operating an international corporation, including experience with Brazilian business and governmental sectors will benefit the Board’s decision-making process.  The Board of Directors has concluded that Mr. Curado should be elected to fill the currently-vacant seat on the Board of Directors.

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The re-election of Thomas W. Cason as a Class II Director for a three-year term.  Mr. Cason is a member of the Board of Directors and is a former chairman and current member of the audit committee.  Mr. Cason is an accountant with extensive professional experience in the finance area of the oilfield services industry, including offshore drillers, and held senior executive positions with an oilfield services company.   Mr. Cason received his Bachelor of Science degree in Accounting from Louisiana State University.  Mr. Cason’s education, professional experience and institutional knowledge of a legacy company are distinct assets to the Board’s decision making process.  The Board of Directors has concluded that Mr. Cason should remain on the Board.

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The re-election of Steven L. Newman as a Class II Director for a three-year term.  Mr. Newman is President and Chief Executive Officer and a member of the Board of Directors of the company.  He has held several senior management roles with the company including Executive Vice President and Chief Operating Officer.  Mr. Newman has a Bachelor of Science degree in Petroleum Engineering from the Colorado School of Mines and an MBA from the Harvard University Graduate School of Business.  The Chief Executive Officer provides a link between the Board and senior management and the Board believes that this perspective on the industry and competitive matters, among others, is important in making strategic decisions for the company.  The Board of Directors has concluded that Mr. Newman should remain on the Board.

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The re-election of Robert M. Sprague as a Class II Director for a three-year term.  Mr. Sprague is a member of the Board of Directors of the company and chair of the Health, Safety and Environment Committee of the Board.  Most of Mr. Sprague’s professional career was spent in the oil and gas industry working outside the United States with one of the company’s customers.  Mr. Sprague received his Bachelor of Science degree and his Masters in Electrical Engineering degree from Cornell University.   In addition to having an understanding of the technical nature of the company’s operations, and an international perspective, his experience as a customer enables him to contribute relevant insights to Board deliberations.  The Board of Directors has concluded that Mr. Sprague should remain on the Board.

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The re-election of J. Michael Talbert as a Class II Director for a three-year term.  Mr. Talbert is Chairman of the Board of Directors of the company.  He has extensive senior executive experience in the energy sector including serving as president of exploration and production.  Mr. Talbert is also a former Chief Executive Officer of the company.  Mr. Talbert received his Bachelor of Science degree in Chemical Engineering from the University of Akron and his MBA from Loyola of the South.  His comprehensive understanding of the company’s business and culture, and his knowledge from the perspective of a customer, are helpful in analyzing the future direction of the company.  The Board of Directors has concluded that Mr. Talbert should remain on the Board.

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The re-adoption of the company's authorized share capital, corresponding to 19.99% of the company’s stated share capital, for a further two-year period.  The company’s current authorized share capital will expire on May 13, 2013.

In the interest of driving long-term value through a disciplined capital allocation strategy, the company will continue its evaluation of alternative corporate and financing structures.  This includes Master Limited Partnerships (MLP) or MLP-like structures.

         Forward-Looking Statements

Statements in this news release regarding the proposed dividend, timing of dividend payment dates and the evaluation of the MLP and MLP-like structures, as well as any other statements that are not historical facts, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to shareholder approval, the number of shares outstanding at the time of the payment of the dividend, exchange rates, operating hazards and delays, actions by customers and other third parties, actions by regulatory authorities, the future price of oil and gas, actual revenues earned and other factors detailed in the company's most recent Form 10-K and other filings with the Securities and Exchange Commission (SEC), which are available free of charge on the SEC's website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of, 82 mobile offshore drilling units consisting of 48 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment drilling rigs), 25 Midwater Floaters and nine High-Specification Jackups. In addition, we have six Ultra-Deepwater Drillships and three High-Specification Jackups under construction.

For more information about Transocean, please visit the website www.deepwater.com.

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company's 2013 Annual General Meeting (the "2013 Annual General Meeting"). The Company plans to file a proxy statement with the SEC in connection with the solicitation of proxies for the 2013 Annual General Meeting (the "2013 Proxy Statement").  SHAREHOLDERS ARE URGED TO READ THE 2013 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Additional information regarding the identity of these potential participants, none of whom owns in excess of 1 percent of the Company's shares, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2013 Proxy Statement and other materials to be filed with the SEC in connection with the 2013 Annual General Meeting.  This information can also be found in the Company's definitive proxy statement for its 2012 Annual General Meeting (the "2012 Proxy Statement"), filed with the SEC on April 6, 2012. To the extent holdings of the Company's securities have changed since the amounts printed in the 2012 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.  Shareholders will be able to obtain, free of charge, copies of the 2013 Proxy Statement and any other documents, including the WHITE proxy card, filed by the Company with the SEC in connection with the 2013 Annual General Meeting at the SEC's website (http://www.sec.gov), or at the Company's website (http://www.deepwater.com), or by contacting the company by email at info@deepwater.com.  In addition, copies of the proxy materials, when available, may be requested from the Company's proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022.